Exhibit 22

Henkel Chemie Verwaltungsgesellschaft mbH


                              Agreement to be Bound

As of 31 December 2002 we, Henkel Chemie Verwaltungsgesellschaft mbH, acquired all 21,679,612 Ecolab Inc. shares directly owned by Henkel KGaA. In accordance with Section 5 (a) (ii) of the Second Amended and Restated Stockholder's Agreement dated as of November 30, 2001 between Ecolab Inc. and Henkel KGaA (the "Agreement") we herewith confirm and agree that we are bound by the Agreement.


Duesseldorf, as of 31 December 2002


Henkel Chemie Verwaltungsgesellschaft mbH


/s/ Thomas Gerd Kuhn       /s/ Matthias Schmidt
--------------------       --------------------
Thomas Gerd Kuhn           Dr. Matthias Schmidt
General Manager            General Manager